Exhibit 23



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of AnnTaylor Stores Corporation on Form S-8 of our reports dated March 6, 2000 (which expresses an unqualified opinion and includes an explanatory paragraph concerning the change in method of inventory valuation), appearing in the Annual Report on Form 10-K of AnnTaylor Stores Corporation for the fiscal year ended January 29, 2000 and June 16, 2000, appearing in the Annual Report on Form 11-K of AnnTaylor, Inc. Savings Plan for the year ended December 31, 1999.


Deloitte & Touche LLP
New York, New York
January 8, 2001